Changes in Independent Accountants:

On August 18, 2004, the Strong Funds Board of Directors dismissed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Strong Ultra Short-Term Income Fund, Strong Corporate Bond Fund, Strong Government Securities Fund, Strong Heritage Money Fund, Strong Advisor Municipal Bond Fund, Strong Corporate Income Fund, Strong High Yield Bond Fund, Strong Short-Term High Yield Bond Fund, Strong Short-Term Income Fund, Strong Advisor Bond Fund, Strong Florida Municipal Money Market Fund, Strong Money Market Fund, Strong Municipal Bond Fund, Strong Intermediate Municipal Bond Fund, Strong Minnesota Tax-Free Fund, Strong Municipal Money Market Fund, Strong Short-Term High Yield Municipal Fund, Strong Tax-Free Money Fund, Strong Ultra Short-Term Municipal Income Fund, Strong Wisconsin Tax-Free Fund, Strong Short-Term Bond Fund, Strong Advisor Short Duration Bond Fund, Strong Advisor Strategic Income Fund, and Strong Short-Term Municipal Bond Fund (collectively, the "Funds"). The termination was effective upon the completion of the audits of the Funds' financial statements as of and for the year ending October 31, 2004. The Funds' Board of Directors appointed KPMG LLP as independent registered public accountants for the Funds on August 18, 2004. The reports of PricewaterhouseCoopers LLP on the Funds' financial statements for either of the fiscal years ended October 31, 2004 and October 31, 2003, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the Funds' fiscal years ended October 31, 2004 and October 31, 2003, and during the period from October 31, 2003 through August 18, 2004, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

The Funds have requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated May 27, 2005, will be filed as an amendment to this form NSAR.